UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 26, 2023 (June 22, 2023)

INVACARE HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-15103	38-4264819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Invacare Way, Elyria, Ohio 44035
(Address of principal executive offices) (Zip Code)

(440) 329-6000
(Registrant’s telephone number, including area code)
None
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(Former name or former address, if changed since last report.)
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Securities registered pursuant to Section 12(b) of the Exchange Act: None
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Chief Financial Officer Appointment
On June 22, 2023, Kathleen P. Leneghan informed Invacare Holdings Corporation (the “Company”) of her retirement from the Company, effective October 1, 2023. In informing the Company of her retirement, Ms. Leneghan did not express any disagreement with the Company on any matter relating to the Company’s operations, policies or practices, including its controls or financial-related matters. Ms. Leneghan will relinquish her duties as Senior Vice President and Chief Financial Officer effective June 30, 2023, and remain employed by the Company thereafter until the effective date of her retirement.
Effective July 1, 2023, the Company has appointed Kai Zhu, the Company’s Vice President Finance EMEA, to serve as Senior Vice President and Chief Financial Officer of the Company. Mr. Zhu will relocate from Germany to the United States upon obtaining a United States visa.
Mr. Zhu, age 46, has served as the Company’s Vice President Finance EMEA since April 2022. Prior to joining the Company, Mr. Zhu was Chief Financial Officer of the Fire Fighting Group of CNH Industrial, N.V., a multinational agricultural machinery and transport vehicle company since January 2019. From April 2015 to December 2018, Mr. Zhu served in various financial leadership roles with Danaher KaVo Kerr Group, a dental equipment and consumables manufacturer, including most recently as the Chief Financial Officer of its Emerging Markets Group.
Employment Arrangements
In connection with Mr. Zhu’s appointment as Senior Vice President and Chief Financial Officer, the Company entered into an employment letter agreement with him, dated June 23, 2023 (the “Letter Agreement”). Under the terms of the Letter Agreement, Mr. Zhu is entitled to:
•an initial salary of USD $400,000 on an annualized basis, commencing on the effectiveness of Mr. Zhu’s appointment as Senior Vice President and Chief Financial Officer;
•an annual target incentive amount under the Company’s Executive Incentive Bonus Plan equal to 75% of Mr. Zhu’s salary, which for 2023, will be prorated for the period during which he serves as Senior Vice President and Chief Financial Officer during 2023;
•participate in, and receive equity award grants under, the Company’s Management Incentive Plan, as determined by and subject to approval of the Compensation, Nominating and Governance Committee;
•reimbursement of certain expenses and provision of certain allowances related to Mr. Zhu’s relocation to the United States, including (i) reimbursement for up to four round trip airline tickets for Mr. Zhu’s immediate family from Germany to the United States, and four round trip airline tickets for Mr. Zhu to return to Germany during the next two years, (ii) a monthly housing allowance of USD $3,500, grossed up for income taxes, payable over a two-year period, (iii) a one-time relocation allowance of USD $10,000 and (iv) an automobile for professional and personal use while Mr. Zhu resides in the United States; and
•severance protection terms which provide that, among other things, if Mr. Zhu is terminated without cause (as defined in the Letter Agreement), he would receive (i) the pay and benefits he is entitled to for the three-month notice period under his existing employment agreement with Invacare Germany Holding GmbH for his role as Vice President Finance EMEA, plus (ii) a severance benefit in the amount equal to nine (9) months’ of his base salary in effect at the time of termination.
The foregoing description of the Letter Agreement is a summary and is qualified in its entirety by reference to the full text of the Letter Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

In connection with his appointment as Senior Vice President and Chief Financial Officer, Mr. Zhu entered into the Company’s customary forms of (i) change of control agreement, (ii) indemnification agreement, and (iii) technical information and non-competition agreement, under which Mr. Zhu agreed, among other things, not to compete with the Company for two years following employment.
Mr. Zhu’s indemnification agreement with the Company is substantially the same as the indemnification agreements the Company has entered into with each of its directors and certain of its executive officers. The indemnification agreement provides for, among other things, the mandatory advancement and reimbursement of reasonable expenses (subject to limited exceptions) incurred by indemnitees in various legal proceedings in which they may be involved by reason of their service as directors or officers, as applicable, as permitted by Delaware law, and the Company’s certificate of incorporation and bylaws. The description of the indemnification agreement set forth in this Item 5.02 is not complete and is qualified in its entirety by reference to the full text of the form of indemnification agreement, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K12G3 filed on May 8, 2023.
Pursuant to Mr. Zhu’s change of control agreement with the Company (the “Change of Control Agreement”), he is entitled to receive severance benefits upon a qualifying termination of employment by the Company without Cause or by Mr. Zhu for Good Reason (each, as defined in the Change of Control Agreement) that occurs within two years following the occurrence of a Change of Control (as defined in the Change of Control Agreement), or, if such qualifying termination of employment is effected within six months before a Change of Control and primarily in contemplation of a Change of Control (each, a “qualifying termination”). Upon such termination of employment, Mr. Zhu is entitled to receive (i) a lump sum amount equal to two times his base salary and the Prior Bonus Amount (as defined in the Change of Control Agreement), (ii) a lump sum amount equal to his Prorated Bonus Amount (as defined in the Change of Control Agreement), (iii) a lump sum amount equal to 24 times the monthly COBRA premium rate, (iv) accelerated vesting of any rights under the Company’s deferred compensation plus plan (or related successor plan or plans), and (v) accelerated vesting of outstanding equity awards. Any severance benefits or payments payable to Mr. Zhu under the Change of Control Agreement are subject to his execution and non-revocation of a release of claims in favor of the Company.
The foregoing description of the material terms of the Change of Control Agreement is not complete and is qualified in its entirety by reference to the full text of the Change of Control Agreement attached hereto as Exhibit 10.2 to this Current Report on Form 8-K.
There are no arrangements or understandings between Mr. Zhu and any other person pursuant to which he was appointed as Senior Vice President and Chief Financial Officer of the Company. There have been no transactions involving the Company or any of its subsidiaries in which Mr. Zhu has or will have a direct or indirect material interest that are required to be disclosed by Item 404(a) of Regulation S-K.
Retirement Arrangements
The employment agreement (the “Employment Agreement”) between Kathleen P. Leneghan and the Company, dated May 5, 2023 (the “Effective Date”), provides that her employment with the Company will automatically terminate on the three-month anniversary of the date on which a new Chief Financial Officer commences employment with the Company, and, upon such termination of Ms. Leneghan’s employment, she is entitled to receive (i) payment of her base salary in effect as of the termination date for a period of 12 months (the “Salary Continuation Period”), payable in accordance with the established payroll practices of the Company, (ii) continuation of any health care plan coverage provided to Ms. Leneghan and her dependents and payment of premiums, at the Company’s expense, at the same level and cost to Ms. Leneghan as if she were an employee of the Company during the Salary Continuation Period (provided that such continued coverage will terminate in the event Ms. Leneghan obtains other employment that offers substantially comparable group health benefits), (iii) the average of the annual bonuses earned by Ms. Leneghan with respect to the three fiscal years immediately preceding the fiscal year of the Effective Date, (iv) an amount equal to the product of Ms. Leneghan’s base salary and the higher of her target annual bonus percentage in effect during the fiscal year immediately preceding the fiscal year of the Effective Date or the target annual bonus percentage in effect during the fiscal year in which such termination occurs, prorated based on the number of days Ms. Leneghan is employed by the Company during the fiscal year in which such termination occurs, and (v) Ms. Leneghan’s employment is treated as a qualifying termination for purposes of the retention bonus agreement that she entered into with the Company’s predecessor on January 26, 2023. Any severance benefits or payments payable to Ms. Leneghan under her Employment Agreement, other than the accrued but unpaid annual bonus, are subject to her execution and non-revocation of a release of claims in favor of the Company.
The foregoing summary of certain terms and conditions of the Employment Agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K12G3 filed on May 8, 2023.
Item 7.01.    Regulation FD Disclosure.
On June 26, 2023, the Company issued a press release regarding the appointment of Kai Zhu as its Senior Vice President and Chief Financial Officer. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Letter Agreement, entered into June 23, 2023, between Invacare Holdings Corporation and Kai Zhu.
10.2	Change of Control Severance Agreement, entered into June 23, 2023, between Invacare Holdings Corporation and Kai Zhu.
99.1	Press release, dated June 26, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVACARE HOLDINGS CORPORATION
(Registrant)

Date: June 26, 2023	By:	/s/ Anthony C. LaPlaca
	Name:	Anthony C. LaPlaca
	Title:	Senior Vice President, General Counsel,
Chief Administrative Officer and Secretary